Exhibit 99.8

10b5-1 REPURCHASE PLAN AGREEMENT

November 30, 2021

OCM Growth Holdings, LLC

333 South Grand Ave., 28th Floor

Los Angeles, CA 90071

This letter agreement (this “Letter Agreement”) confirms the terms and conditions under which OCM Growth Holdings, LLC, a limited liability company organized under the laws of the state of Delaware (the “Purchaser”), hereby establishes a plan (the “Plan”) to repurchase shares of common stock, par value $0.01 (the “Securities”), of Runway Growth Finance Corp. (the “Issuer”), and under which J.P. Morgan Securities LLC (“JPMS”) will act as its exclusive agent to execute the Plan.

1.

Appointment of JPMS. The Purchaser hereby appoints JPMS as its exclusive agent to purchase Securities pursuant to the Plan. It is the Purchaser’s intention that such purchases benefit from the safe harbor provided by Rule 10b-18 (“Rule 10b-18”) and the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) each promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that the Plan and the transactions contemplated hereby comply with the requirements of paragraph (c)(1)(i)(B) of Rule 10b5-1, and the Purchaser acknowledges that the Purchaser may be an “affiliated purchaser” of the Issuer, as such term is defined in Rule 10b-18. Accordingly, the Purchaser hereby agrees that the terms of this Letter Agreement and the Plan shall be interpreted to comply with the requirements of such paragraph (c)(1)(i)(B) and that it shall not take, nor permit any person or entity under its control to take, any action that could jeopardize the availability of Rule 10b-18 for purchases of Securities under the Plan or result in such purchases not so complying with the requirements of such paragraph (c)(1)(i)(B). JPMS agrees that it shall use good faith efforts to execute all purchases of Securities under this Letter Agreement in accordance with the timing, price and volume restrictions contained in subparagraphs (2), (3) and (4) of paragraph (b) of Rule 10b-18, taking into account the rules and practices of the principal exchange on which the Securities are traded (the “Principal Market”), it being understood that JPMS shall not be responsible for delays between the execution and reporting of a trade in the Securities, any reporting errors of the Principal Market or third party reporting systems or other circumstances beyond JPMS’s control.

2.	Term.

(a)

JPMS is authorized to commence purchasing Securities on December 2, 2021 (the “Start Date”), and the Plan shall terminate upon the earliest of (the period from and including the Start Date to such termination, the “Plan Period”):

(i)	on the close of business on October 20, 2022;

(ii)	the completion of all purchases contemplated by the Plan;

(iii)	subject to Section 12 below, the receipt by either party from the other of written notice of termination;

(iv)	the existence of any legal or regulatory restriction that would prohibit any purchase pursuant to the Plan;

(v)

the public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended) of any merger, acquisition, or similar transaction relating to the Issuer (other than any such transaction in which the Issuer is the acquiring party and the consideration consists solely of cash and there is no valuation period);

(vi)

the commencement of any voluntary or involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Issuer or the Purchaser under any bankruptcy, insolvency or similar law or seeking the appointment of a trustee, receiver or other similar official with respect to the Issuer or the Purchaser, or the taking of any corporate action by the Issuer or the Purchaser to authorize or commence any of the foregoing; and

(vii)	the failure of the Purchaser to comply with Section 7 hereof.

(b)

If, as contemplated by paragraph (a)(iv) of this Section 2, at any time during the term of this Letter Agreement, any legal or regulatory restriction that is applicable to the Issuer, the Purchaser or the affiliates of the Issuer or the Purchaser would prohibit any purchase pursuant to the Plan, the Purchaser shall give JPMS notice of such restriction as soon as practicable (such notice, a “Required Termination Notice”). Such notice shall not include any information about the nature of the restriction or its applicability to the relevant entity.

(c)

The Purchaser shall be solely responsible for any purchases made by JPMS as the Purchaser’s agent prior to the termination of the Plan. In addition, if JPMS receives notice of termination (including any Required Termination Notice) or of any of the termination events listed above, JPMS shall nevertheless be entitled to make, and the Purchaser shall be solely responsible for, a purchase hereunder pursuant to an irrevocable bid made before such notice was received by JPMS.

(d)	Sections 7,10 and 11 of this Letter Agreement shall survive any termination hereof.

3.

Purchases Outside Plan. The Purchaser agrees that it shall not and shall not cause the Issuer or any other “affiliated purchaser” (as defined in Rule 10b-18) of the Issuer to directly or indirectly (including in any similar purchase plan or any derivative transaction) purchase, offer to purchase or place any bid or limit order for the purchase of any Securities or any securities convertible or exchangeable into or exercisable for, or the value of which is derived from, the Securities during the Plan Period except under the Plan pursuant to this Letter Agreement, which period overlaps with the Plan Period. If the Purchaser becomes aware that the Issuer or any other affiliated purchaser of the Issuer has taken any such action during the Plan Period, the Purchaser shall so notify JPMS as soon as practicable.

4.	Purchasing Procedures.

(a) On each Trading Day during the Plan Period on which no Market Disruption Event (as defined below) occurs, JPMS shall use commercially reasonable efforts to purchase as agent for the Purchaser and for the account of the Purchaser the lesser of (i) the maximum number of Securities that the Purchaser could purchase on such Trading Day in accordance with the volume condition set forth in Rule 10b-18 and (ii) the number of Securities that JPMS is able, subject to market conditions and principles of best execution, to purchase as agent for the Purchaser and for the account of the Purchaser on such Trading Day using commercially reasonable means in accordance with the Plan guidelines set forth in Annex A hereto. JPMS may purchase Securities on the Principal Market, any national securities exchange, in the over-the- counter market, on an automated trading system or otherwise. Any numbers of Securities to be purchased (and any corresponding purchase price limits or ranges) set forth in Annex A shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Securities or any change in capitalization with respect to the Issuer or any similar event that occurs during the term of this Letter Agreement, as determined by JPMS in good faith and a commercially reasonable manner.

A “Trading Day” is any day during the Plan Period that the Principal Market is open for business and the Securities trade regular way on the Principal Market.

“Market Disruption Event” means that (i) there occurs any material (as reasonably determined by JPMS) suspension of or limitation on trading by the Principal Market, (ii) there occurs any event that materially (as reasonably determined by JPMS) disrupts or impairs the ability of market participants in general to effect transactions in or obtain market values for the Securities or futures or options contracts on the Securities or (iii) the Principal Market closes prior to its scheduled closing time for such Trading Day.

(b) In the event that JPMS, in its discretion, determines that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related internal policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by JPMS) for JPMS to refrain from purchasing Securities or to purchase fewer than the number of Securities otherwise specified in the instructions provided by the Purchaser on any day, then JPMS may, in its sole discretion, elect that the number of Securities purchased shall be reduced for such day to an amount determined by JPMS in its discretion.

(c) Any Securities purchased pursuant to the Plan shall be purchased under ordinary principles of best execution at the then-prevailing market price. Subject to the terms of the Plan as set forth herein (including Annex A hereto), JPMS shall have full discretion with respect to the execution of all purchases, and the Purchaser acknowledges and agrees that the Purchaser does not have, and shall not attempt to exercise, any influence over how, when or whether purchases of Securities are affected pursuant to the Plan. The Purchaser acknowledges and agrees that, in purchasing Securities pursuant to the Plan, JPMS will be an independent contractor and will not be acting as the Purchaser’s trustee or fiduciary or in any similar capacity.

5.

Payment for and Delivery of Purchased Securities. Payment for Securities purchased, together with any applicable fees, shall be made by the Purchaser within one standard settlement cycle after the purchase. Purchased Securities will be held or delivered in accordance with instructions to be furnished by the Purchaser.

6.

Compensation. For the services provided in this Letter Agreement, the Purchaser agrees to pay to JPMS a fee of $0.02 per share for the Securities purchased pursuant to the terms of this Letter Agreement.

7.	Representations, Warranties and Agreements. The Purchaser represents and warrants to, and agrees with, JPMS as follows:

(a) This Letter Agreement and the transactions contemplated herein have been duly authorized by the Purchaser and have been approved, to the extent required, pursuant to or under any and all applicable policies and procedures of the Issuer applicable to purchases of Securities by its “affiliated purchasers”; this Letter Agreement is the valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms; performance of the transactions contemplated herein will not violate any law, rule, regulation, order, judgment or decree applicable to the Purchaser or conflict with or result in a breach of or constitute a default under any agreement or instrument to which the Purchaser is a party or by which it or any of its property is bound or its organizational documents; and no governmental, administrative or official consent, approval, authorization, notice or filing is required for performance of the transactions contemplated herein.

(b) As of the date of this Letter Agreement, the Purchaser is not aware of any material nonpublic information concerning the Securities or the business, operations or prospects of the Issuer.

(c) The Purchaser is engaging JPMS and entering into this Letter Agreement and the Plan in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, including, without limitation, Rule 10b-5 under the Exchange Act. Until this Letter Agreement is terminated, the Purchaser agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the Securities.

(d) [Reserved.]

(e) During the term of this Letter Agreement, neither the Purchaser nor its officers or employees shall, directly or indirectly, disclose to any person at JPMS effecting purchases under the Plan any material nonpublic information regarding the Issuer or the Securities or any information regarding the Issuer or the Securities that could reasonably be expected to influence the execution of the Plan.

(f) The Purchaser acknowledges that JPMS is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A), respectively, of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge that each transaction under this Letter Agreement is intended to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and each payment or delivery of cash, Securities or other property or assets hereunder is a “settlement payment” within the meaning of Section 741(8) of the Bankruptcy Code, and the parties hereto are to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 555 and 561 of the Bankruptcy Code.

(g) Prior to 8:00 a.m., New York City time on the Start Date, the Purchaser shall provide to JPMS all information, other than publicly reported trading volumes, necessary for JPMS to calculate the maximum number of Securities that may be purchased as of the Start Date in accordance with the volume condition set forth in Rule 10b-18, and JPMS shall be entitled to rely on such information so provided.

(h) None of the Purchaser, the Issuer nor any of their respective affiliates or agents shall take any action that would cause Regulation M under the Exchange Act (“Regulation M”) to be applicable to any purchases of Securities, or any security for which the Securities are a reference security (as defined in Regulation M), by the Purchaser, the Issuer or any other affiliated purchasers (as defined in Regulation M) of the Issuer during the Plan Period.

(i) The Purchaser shall be solely responsible for compliance with all statutes, rules and regulations applicable to the Purchaser and the transactions contemplated hereby, including, without limitation, reporting and filing requirements. The Purchaser acknowledges and agrees that it is not relying, and has not relied, upon JPMS or any affiliate of JPMS with respect to the legal, accounting, tax or other implications of the Plan and the transactions contemplated thereby and that it has conducted its own analyses of the legal, accounting, tax and other implications hereof. JPMS has made no representation and has no obligation with respect to whether the Plan or the transactions contemplated thereunder qualify for the safe harbor provided by Rule 10b-18 or the affirmative defense provided by Rule 10b5-1.

8.	Disclosure of Acquisition Program. The Purchaser represents and warrants that it has been publicly disclosed that the Purchaser intends to institute a program for the acquisition of the Securities.

9.

Other Purchases by JPMS. Nothing herein shall preclude the purchase by JPMS of Securities for JPMS’s own account, or the solicitation or execution of purchase or sale orders of Securities for the account of JPMS’s clients.

10.

Indemnification. The Purchaser shall indemnify JPMS, its affiliates and the respective directors, officers, agents and employees of JPMS and its affiliates (each, a “JPMS Person”) against any liabilities or expenses (including attorney’s fees and disbursements), or actions in respect of any liabilities or expenses, arising from the services furnished pursuant to this Letter Agreement including, but not limited to, liabilities and expenses arising by reason of any violation or alleged violation of any state or federal securities laws, except to the extent such liabilities or expenses result from the gross negligence, willful misconduct, bad faith or fraud of JPMS in performing its services under this Letter Agreement. The Purchaser shall also promptly reimburse the JPMS Persons for all expenditures (including attorney’s fees and disbursements) made to investigate, prepare or defend any action or claim in respect of any such liability or expense, regardless of whether any litigation is pending or threatened against such JPMS Person except to the extent such liabilities or expenses result from the willful misconduct of or fraud of JPMS.

11.

Limitation of Liability. No JPMS Person shall be liable in respect of any liabilities or expenses incurred by the Purchaser arising from or in connection with JPMS’s role or services under this Letter Agreement, except to the extent any such liabilities or expenses result from the gross negligence, willful misconduct, bad faith or fraud of JPMS in performing its services under this Letter Agreement.

12.

Amendment, Modification, Waiver or Termination. Any amendment, modification or waiver of this Letter Agreement or the Plan must be effected in accordance with the requirements for the amendment of a “plan” as defined in paragraph (c) of Rule 10b5-1. Without limiting the generality of the foregoing, any amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment or modification shall be made at any time at which the Purchaser is aware of any material nonpublic information concerning the Issuer or the Securities. The Purchaser acknowledges and agrees that any action taken by it that results in the termination of the Plan pursuant to Section 2 is subject to the principles set forth in this section.

13.	Notices. Any written communication shall be sent to the address specified below: and shall become effective upon receipt:

(a)	if to JPMS, to it at

J.P. Morgan Securities LLC

383 Madison Avenue, 6th Floor

New York, NY 10179

Attention: Stephanie Little

Telephone: (312) 732-3229

or at such other address as may from time to time be designated by notice to the Purchaser in writing; and

(b)	if to the Purchaser, to it at

OCM Growth Holdings, LLC

333 South Grand Ave, 28th Floor

Los Angeles, CA 90071

Attn: Jordan Mikes

Telephone: (213) 356-3293

Email: jmikes@oaktreecapital.com

or at such other address as may from time to time be designated by notice to JPMS in writing.

14.

Assignment. Neither party may assign its rights and obligations under this Letter Agreement to any other party; provided that JPMS may assign its rights and obligations under this Letter Agreement to any subsidiary of J.P. Morgan Chase & Co.

15.

Governing Law. This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the law of the State of New York. The parties hereto irrevocably submit to the exclusive jurisdiction of the federal and state courts located in the Borough of Manhattan, in the City of New York in any suit or proceeding arising out of or relating to this Letter Agreement or the transactions contemplated hereby. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

If the foregoing correctly sets forth our agreement, please sign the form of acceptance below.

J.P. MORGAN SECURITIES LLC

By:	/s/ Brett Chalmers
Name: Brett Chalmers
Title: Vice President

Agreed to and accepted as of: PURCHASER

OCM GROWTH HOLDINGS LLC

By: Oaktree Fund GP, LLC Its: Manager

By: Oaktree Fund GP I, L.P. Its: Managing Member

/s/ Brian Laibow
Name: Brian Laibow
Title: Authorized Signatory

/s/ Jordan Mikes
Name: Jordan Mikes
Title: Authorized Signatory

ANNEX A

Plan details

The amount of the plan is $15,000,000

As reflected in the table below, the volume of purchases under the Plan on any given trading day will generally be dependent on the price at which the Securities are trading relative to the NAV (as defined herein) of the Securities at the time of such purchases.

“NAV” means the most recent net asset value per share that is publicly disclosed by the Issuer in their public SEC filings or as available on the Company website.

As of the date of the Plan, the last reported net asset value per share of the Securities was $14.60 (as of September 30, 2021).

No purchases shall be made under this plan during the following time periods which may be periods during which the Issuer is purchasing shares under its DRIP program:

•	3/21/22-4/8/22

•	5/23/22-6/10/22

•	8/22/22-9/9/22

Buy	Daily purchase capacity
Runway stock price less than NAV per share	Up to 25.0% of ADTV, as ADTV is defined in Rule 10b-18

A-1